                                                                 Morgan Stanley
                                                                 Charter Series

        April 2003
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated February 26, 2003.

                                                           Issued: May 30, 2003

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the annualized return since inception for each Fund. Past performance is not necessarily indicative of future results.

                                                                                        INCEPTION-
                                                                                         TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000   2001    2002     2003     RETURN     RETURN
FUND                %       %    %    %    %      %       %      %       %        %         %          %
-------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --     --    (4.2)     11.7      7.0        --
                                                                      (3 mos.) (4 mos.)
-------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8  (3.3)    29.1     17.0     155.5      10.8
                 (10 mos.)                                                     (4 mos.)
-------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0   9.7     36.8     6.9      101.4      18.3
                                               (10 mos.)                       (4 mos.)
-------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1  (11.3)   21.1    (0.5)      11.3       2.6
                                               (10 mos.)                       (4 mos.)
-------------------------------------------------------------------------------------------------------------
Charter Welton..    --      --  --    --  --    (10.7)   (8.2) (13.0)   5.5      0.4      (24.5)     (6.5)
                                               (10 mos.)                       (4 mos.)
-------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

825 Third Avenue, 9th Floor
New York, NY 10022
Telephone (212) 310-6444

Morgan Stanley Charter Series
Monthly Report
April 2003

Dear Limited Partner:

  The Net Asset Value per Unit for each of the five Morgan Stanley Charter Series Funds as of April 30, 2003 was as follows:

                                                                 % CHANGE FOR
  FUND                                                    N.A.V.    MONTH
  ---------------------------------------------------------------------------
  Charter Campbell                                        $10.70    3.00%
  ---------------------------------------------------------------------------
  Charter MSFCM                                           $25.55    2.99%
  ---------------------------------------------------------------------------
  Charter Graham                                          $20.14     .52%
  ---------------------------------------------------------------------------
  Charter Millburn                                        $11.13     .17%
  ---------------------------------------------------------------------------
  Charter Welton                                           $7.55     .11%
  ---------------------------------------------------------------------------

  Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

  The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

  Limited Partners of Charter Welton are reminded that effective December 31, 2002, trading within the Fund terminated. Demeter Management Corporation, the general partner of Charter Welton, dissolved the Fund effective April 30, 2003.

  Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective March 31, 2003:

  Mr. Anthony J. DeLuca resigned the position of Director of the General
Partner.

  Mr. Edward C. Oelsner resigned the position of Director of the General
Partner.

  Mr. Joseph G. Siniscalchi resigned the position of Director of the General Partner.

  Mr. Douglas J. Ketterer, age 37, was named a Director of the General Partner, pending his registration with the National Futures Association as a principal of the General Partner. Mr. Ketterer is a Managing Director and head of the Strategic

Solutions Group, which is comprised of the Global Product Development Group, Financial Planning, Mutual Fund Advisory Group, Retirement Strategies, Education Strategies, Gifting Strategies, External Mutual Funds and the Global Portfolio Analysis and Research Departments. Mr. Ketterer joined the firm in 1990 in the Corporate Finance Division as a part of the Retail Products Group. He later moved to the origination side of Investment Banking, and then, after the merger between Morgan Stanley and Dean Witter, served in the Product Development Group at Morgan Stanley Dean Witter Advisors (now known as Morgan Stanley Funds). From the summer of 2000 to the summer of 2002, Mr. Ketterer served as the Chief Administrative Officer for Morgan Stanley Investment Management, where he headed the Strategic Planning & Administrative Group. Mr. Ketterer received his M.B.A. from New York University's Leonard N. Stern School of Business and his B.S. in Finance from the University at Albany's School of Business.

  Mr. Jeffrey S. Swartz, age 36, was named a Director of the General Partner, pending his registration with the National Futures Association as a principal of the General Partner. Mr. Swartz is a Managing Director and Chief Operating Officer of Investor Advisory Services ("IAS"). Mr. Swartz began his career with Morgan Stanley in 1990, working as a Financial Advisor in Boston. He was appointed Sales Manager of the Boston office in 1994, and served in that role for two years. In 1996, he was named Branch Manager of the Cincinnati office. In 1999, Mr. Swartz was named Associate Director of the Midwest Region, which consisted of 10 states and approximately 90 offices. Mr. Swartz served in this capacity until October of 2001, when he was named Director of IAS Strategy and relocated to IAS headquarters in New York. In December of 2002, Mr. Swartz was promoted to Managing Director and Chief Operating Officer of IAS. Mr. Swartz received his degree in Business Administration from the University of New Hampshire.

  Mr. Jeffrey D. Hahn, Chief Financial Officer of the General Partner, was named a Director of the General Partner.

  Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022, or your Morgan Stanley Financial Advisor.

  I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
President
Demeter Management Corporation
General Partner

CHARTER CAMPBELL

                                    [CHART]

                        Month ended             YTD ended
                       April 30, 2003         April 30, 2003
                      -----------------      -----------------
Currencies                  3.84%                 10.91%
Interest Rates              0.49%                  2.22%
Stock Indices              -0.69%                 -0.50%
Energies                    0.17%                  5.01%
Metals                     -0.10%                 -0.15%

Note: Reflects trading results only and does not include fees or interest income.







FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, gains were recorded from long positions in the euro versus the U.S. dollar as concerns regarding the U.S. economic recovery resurfaced and resulted in the value of the dollar declining to a four-year low versus the euro. Additional gains resulted from long positions in the Canadian dollar and the Australian dollar versus the U.S. dollar as the value of these currencies strengthened amid significant interest rate differentials.

.. In the global interest rate markets, profits were recorded from long positions in U.S. interest rate futures as prices rallied after news of weaker-than-expected GDP fueled concerns regarding the U.S. economy.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index markets, short positions in European stock index futures resulted in losses as global equity prices rallied in response to positive earnings announcements and the conclusion of the war in Iraq.

CHARTER MSFCM

                                    [CHART]

                    Month ended           YTD ended
                  April 30, 2003       April 30, 2003
                 -----------------    -----------------
Currencies             2.95%                7.75%
Interest Rates         0.44%                3.55%
Stock Indices          0.12%                0.23%
Energies               1.95%               12.56%
Metals                -1.12%               -0.46%

Note: Reflects trading results only and does not include fees or interest income.









FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, gains were recorded from long positions in the euro versus the British pound as the value of the pound declined to a four-year low versus the euro amid concerns for continued weakness in the British economy. Additional gains resulted from long positions in the South African rand and the Australian dollar versus the U.S. dollar as the value of these currencies strengthened amid significant interest rate differentials.
.. In the energy markets, gains resulted from short positions in crude oil futures as prices declined following the Coalition victory over Iraq and OPEC's announcement of a proposed increase in output.
.. In the global interest rate markets, long positions in Japanese interest rate futures supplied gains as expectations for falling bond yields fueled strong investor demand.
.. In the global stock index markets, long positions in U.S. stock index futures contributed gains as prices rallied in response to positive earnings announcements and the conclusion of the war in Iraq.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the metals markets, losses resulted from short positions in aluminum, nickel, and copper futures as prices reversed higher amid renewed optimism concerning future growth in industrial demand.

CHARTER GRAHAM

                                    [CHART]

                 Month ended          YTD ended
               April 30, 2003      April 30, 2003
              -----------------   -----------------
Currencies          2.91%                7.72%
Interest Rates      0.46%                2.43%
Stock Indices      -2.09%               -1.72%
Energies           -0.08%                6.14%
Metals             -0.09%               -1.24%
Agriculturals       0.08%                0.78%

Note: Reflects trading results only and does not include fees or interest income.




FACTORS INFLUENCING MONTHLY TRADING GAINS:
..  In the currency markets, gains resulted from long positions in the South
   African rand, the Australian dollar, and the Canadian dollar versus the U.S. dollar as the value of these currencies strengthened amid significant interest rate differentials. Additional gains were recorded from long positions in the euro versus the Japanese yen.
.. In the global interest rate markets, gains were recorded from long positions in U.S. interest rate futures as prices rallied during the latter half of the month after news of weaker-than-expected GDP fueled concerns regarding the U.S. economy.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index markets, short positions in European stock index futures resulted in losses as global equity prices rallied in response to positive earnings announcements and the conclusion of the war in Iraq.

CHARTER MILLBURN


                                    [CHART]

                          Month ended           YTD ended
                         April 30, 2003       April 30, 2003
                        -----------------    -----------------
Currencies                     1.00%              -2.85%
Interest Rates                -0.24%               2.17%
Stock Indices                 -0.34%              -0.85%
Energies                       0.41%               4.94%
Metals                         0.00%              -0.15%
Agriculturals                 -0.36%              -0.45%

Note: Reflects trading results only and does not include fees or interest income.



FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the currency markets, gains were recorded from long positions in the euro versus the U.S. dollar as concerns regarding the U.S. economic recovery resurfaced and resulted in the value of the dollar declining to a four-year low versus the euro. Additional gains resulted from long positions in the South African rand and the Australian dollar versus the U.S. dollar as the value of these currencies strengthened amid significant interest rate differentials.
.. In the energy markets, short positions in crude oil futures resulted in gains as prices declined following the Coalition victory over Iraq and OPEC's announcement of a proposed increase in output.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the agricultural markets, losses were experienced from positions in corn futures as prices moved without consistent direction amid weather-related concerns throughout the U.S. midwest.
.. In the global stock index markets, short positions in S&P 500 index futures resulted in losses as prices rallied in response to positive earnings announcements and the conclusion of the war in Iraq.

                      This page intentionally left blank.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED APRIL 30, 2003  (UNAUDITED)

                                               MORGAN STANLEY
                                           CHARTER CAMPBELL L.P.
                                         -------------------------
                                                     PERCENTAGE OF
                                                     APRIL 1, 2003
                                                       BEGINNING
                                           AMOUNT   NET ASSET VALUE
                                         ---------  ---------------
                                             $             %
            REVENUES
            Trading profit (loss):
              Realized                    (175,351)      (.41)
              Net change in unrealized   1,767,416       4.12
                                         ---------       ----
               Total Trading Results     1,592,065       3.71
            Interest income (Note 2)        35,098        .08
                                         ---------       ----
               Total Revenues            1,627,163       3.79
                                         ---------       ----
            EXPENSES
            Brokerage fees (Note 2)        241,204        .56
            Management fees (Note 2 & 3)    98,268        .23
            Incentive fees (Note 2 & 3)      --           --
                                         ---------       ----
               Total Expenses              339,472        .79
                                         ---------       ----
            NET INCOME                   1,287,691       3.00
                                         =========       ====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED APRIL 30, 2003  (UNAUDITED)

                                                        MORGAN STANLEY
                                                     CHARTER CAMPBELL L.P.
                                              -----------------------------------
                                                  UNITS        AMOUNT    PER UNIT
                                              -------------  ----------  --------
                                                                 $          $
Net Asset Value, April 1, 2003                4,126,703.120  42,880,636   10.39
Net Income                                          --        1,287,691     .31
Redemptions                                      (5,286.833)    (56,569)  10.70
Subscriptions                                   425,274.255   4,550,434   10.70
                                              -------------  ----------
Net Asset Value, April 30, 2003               4,546,690.542  48,662,192   10.70
                                              =============  ==========

                                MORGAN STANLEY
                              CHARTER MSFCM L.P.
                           -------------------------
                                      PERCENTAGE OF
                                      APRIL 1, 2003
                                        BEGINNING
                            AMOUNT   NET ASSET VALUE
                           --------- ---------------
                              $             %
                           1,516,822      1.23
                           3,825,169      3.11
                           ---------      ----
                           5,341,991      4.34
                             116,788       .10
                           ---------      ----
                           5,458,779      4.44
                           ---------      ----

                             691,272       .56
                             204,821       .17
                             889,180       .72
                           ---------      ----
                           1,785,273      1.45
                           ---------      ----
                           3,673,506      2.99
                           =========      ====



                                 MORGAN STANLEY
                               CHARTER MSFCM L.P.
                      ------------------------------------
                          UNITS         AMOUNT    PER UNIT
                      -------------  -----------  --------
                                          $          $

                      4,954,148.499  122,892,740   24.81
                            --         3,673,506     .74
                        (28,731.872)    (734,099)  25.55
                        323,842.760    8,274,182   25.55
                      -------------  -----------

                      5,249,259.387  134,106,329   25.55
                      =============  ===========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED APRIL 30, 2003  (UNAUDITED)

                                               MORGAN STANLEY
                                             CHARTER GRAHAM L.P.
                                         --------------------------
                                                      PERCENTAGE OF
                                                      APRIL 1, 2003
                                                        BEGINNING
                                           AMOUNT    NET ASSET VALUE
                                         ----------  ---------------
                                             $              %
            REVENUES
            Trading profit (loss):
              Realized                   (2,270,318)      (1.45)
              Net change in unrealized    4,075,830        2.61
                                         ----------       -----
               Total Trading Results      1,805,512        1.16
            Interest income (Note 2)        140,109         .09
                                         ----------       -----
               Total Revenues             1,945,621        1.25
                                         ----------       -----

            EXPENSES
            Brokerage fees (Note 2)         879,173         .56
            Management fees (Note 2 & 3)    260,494         .17
                                         ----------       -----
               Total Expenses             1,139,667         .73
                                         ----------       -----
            NET INCOME                      805,954         .52
                                         ==========       =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED APRIL 30, 2003  (UNAUDITED)

                                         MORGAN STANLEY
                                      CHARTER GRAHAM L.P.
                              ------------------------------------
                                  UNITS         AMOUNT    PER UNIT
                              -------------  -----------  --------
                                                  $          $
             Net Asset Value,
              April 1, 2003   7,798,846.415  156,297,335   20.04
             Net Income             --           805,954     .10
             Redemptions        (42,950.334)    (865,020)  20.14
             Subscriptions      389,642.493    7,847,400   20.14
                              -------------  -----------
             Net Asset Value,
              April 30, 2003  8,145,538.574  164,085,669   20.14
                              =============  ===========

                    MORGAN STANLEY            MORGAN STANLEY
                 CHARTER MILLBURN L.P.     CHARTER WELTON L.P.
               ------------------------  -----------------------
                          PERCENTAGE OF            PERCENTAGE OF
                          APRIL 1, 2003            APRIL 1, 2003
                            BEGINNING                BEGINNING
                AMOUNT   NET ASSET VALUE  AMOUNT  NET ASSET VALUE
               --------  --------------- -------  ---------------
                  $             %           $            %
               (401,103)      (.82)      (42,663)      (.88)
                796,091       1.62        42,663        .88
               --------       ----       -------       ----
                394,988        .80            --         --
                 46,219        .09         5,187        .11
               --------       ----       -------       ----
                441,207        .89         5,187        .11
               --------       ----       -------       ----

                276,408        .56            --         --
                 81,898        .16            --         --
               --------       ----       -------       ----
                358,306        .72            --         --
               --------       ----       -------       ----
                 82,901        .17         5,187        .11
               ========       ====       =======       ====



               MORGAN STANLEY                      MORGAN STANLEY
            CHARTER MILLBURN L.P.               CHARTER WELTON L.P.
     ----------------------------------- ----------------------------------
         UNITS        AMOUNT    PER UNIT     UNITS       AMOUNT    PER UNIT
     -------------  ----------  -------- ------------  ----------  --------
                        $          $                       $          $

     4,421,981.934  49,139,257   11.11    644,592.024   4,862,940    7.54
           --           82,901     .02        --            5,187     .01
       (70,589.033)   (785,656)  11.13   (644,592.024) (4,868,127)   7.55
       144,421.208   1,607,408   11.13        --           --         --
     -------------  ----------           ------------  ----------

     4,495,814.109  50,043,910   11.13        --           --         --
     =============  ==========           ============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Charter Campbell L.P. ("Charter Campbell"), Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), Morgan Stanley Charter Millburn L.P. ("Charter Millburn"), and Morgan Stanley Charter Welton L.P. ("Charter Welton") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL and MSFCM are wholly-owned subsidiaries of Morgan Stanley.

  Effective December 31, 2002, Charter Welton ceased trading and dissolved as of April 30, 2003 pursuant to its Limited Partnership Agreement.

  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the Limited Partners based on their proportional ownership interests.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership, except Charter Welton which pays no fee, pays a flat-rate monthly brokerage fee of 1/12 of 6.75% of the Partnership's Net Assets as of the first day of each month (a

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

6.75% annual rate). Such fees currently cover all brokerage commissions, transaction fees and costs and ordinary administrative and offering expenses.

OPERATING EXPENSES. Each Partnership incurs monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the Limited Partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited Partners may redeem some or all of their Units as of the last day of the sixth month following the closing at which a person first becomes a Limited Partner. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a Limited Partner is redeeming his entire interest in a particular Partnership.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a Limited Partner in any of the Partnerships, and at the end of each month thereafter, Limited Partners may transfer their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Charter Welton terminated trading on December 31, 2002 and dissolved in accordance with its Limited Partnership Agreement as of April 30, 2003. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership, except Charter Welton, pays brokerage fees to Morgan Stanley DW as described in Note 1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

  Charter MSFCM pays management and incentive fees (if any) to MSFCM.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of Charter Campbell, Charter MSFCM, Charter Graham and Charter Millburn, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Each Partnership, except Charter Welton which pays no fee, pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) or, in the case of Charter Campbell, a monthly fee equal to 1/12 of 2.75% (a 2.75% annual rate), of the Partnership's Net

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MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

Assets under management by each trading advisor as of the first day of each month.

INCENTIVE FEE. Each Partnership's, except Charter Welton which pays no fee, incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham and Charter Millburn.

  Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

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